Exhibit 99.24

Press Release

Contacts:

Media:	Terri Snow	Financial:	Steve Hildebrand
	Executive Director -		Chief Financial Officer
	Corporate Communications		(918) 669-2288
(918) 669-2743
tsnow@dtag.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS SECOND
QUARTER RESULTS

TULSA, OKLAHOMA, July 28, 2005: Dollar Thrifty Automotive Group, Inc. (NYSE:DTG), today reported results for the second quarter ended June 30, 2005. Total revenue for the 2005 second quarter was $367.7 million, a 3.6 percent increase over the 2004 second quarter. Net income for the quarter was $11.3 million, or $.43 per diluted share. For the comparable 2004 quarter, net income was $17.9 million, or $.68 per diluted share.

For the first six months of 2005, total revenue was $710.5 million, an 8.7 percent increase over the first half of 2004. Net income for the six-month period was $24.3 million, or $.92 per diluted share, compared to $24.4 million or $.93 per diluted share, which includes the $.14 per share favorable cumulative effect of a change in accounting principle for the first six months of 2004.

DTG achieved a 5.8 percent increase in vehicle rental revenue reaching $335.6 million for the 2005 second quarter. Total rental day growth was 8.8 percent driven mostly by franchise acquisitions, while same store rental days grew by 0.5 percent. Revenue per day decreased by 2.7 percent during the quarter due primarily to increased competition.

“Second quarter results reflected highly competitive industry conditions and the transitional impact of changes to our internet reservation strategy,” Gary L. Paxton, President and Chief Executive Officer, said. “We benefited from the continued strong used car market allowing us to lower our vehicle costs, but we fell short of our rental day volume expectations and were challenged by competitive industry pricing. In addition, we were impacted by our previously announced change to non-preferred status with Expedia and the year-over-year impact of the shift of Easter from April last year to March of this year.

“Since changing our Expedia relationship effective May 1, we have made significant progress in increasing the number of reservations from our lower cost channels, particularly our two branded Web sites, dollar.com and thrifty.com. Our decision to move to non-preferred status on Expedia is the right long-term decision for our two brands despite the short-term effects.”

During the second quarter, DTG purchased 288,400 shares under its $100 million share repurchase program at a total cost of $10 million. Since announcing the program in July 2003, DTG has purchased 1.5 million shares at a cost of $44.1 million.

Outlook

“We expect travel demand to remain strong across the summer travel season and for the rental car market to remain highly competitive,” Paxton said. “Based on early trends, we expect the Company will have stronger performance in the third quarter for rental day growth, revenue per day trends and vehicle utilization than we achieved in the second quarter. Including our second quarter results, we are lowering our expectation for full year 2005 same store rental day growth to a range of 2 percent to 4 percent and lowering our expectation for revenue per day to be about flat with last year. We are lowering our 2005 earnings per share guidance to our original range of $2.00 to $2.20.

“We expect the vehicle manufacturers will reduce vehicle sales to the rental car industry for the 2006 model year and will increase industry vehicle costs. These cost increases would begin to impact the industry in the fourth quarter of this year with a more significant impact in 2006.”

The Dollar Thrifty Automotive Group, Inc. second quarter 2005 earnings release conference call will be held on Thursday, July 28, 2005, at 10:00 a.m. (central daylight time). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, dtag.com, or by dialing 888-577-8990 (domestic) or 773-681-5826 (international), using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through August 9, 2005, by calling 800-876-8729 (domestic) or 203-369-3934 (international). The replay will also be available via the corporate Web site for one year.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission, “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 1,600 corporate and franchised worldwide locations including over 800 in the United States and Canada. The Dollar or Thrifty brands operate in virtually all of the top U.S. airport markets; both brands operate in all of the top Canadian airport markets. The Company's more than 8,300 employees are located mainly in North America, but global service capabilities exist through an ever expanding international franchise network. For additional information, visit dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; economic and competitive conditions in markets and countries where the companies' customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	June 30,		Total revenues
	2005	2004	2005	2004

Revenues:
Vehicle rentals	$335,562	$317,040	91.3%	89.3%
Vehicle leasing	15,311	20,709	4.2%	5.8%
Fees and services	12,454	14,949	3.4%	4.2%
Other	4,349	2,242	1.1%	0.7%

Total revenues	367,676	354,940	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	209,934	180,083	57.1%	50.7%
Vehicle depreciation and lease charges, net	54,236	64,785	14.8%	18.3%
Selling, general and administrative	60,129	56,253	16.3%	15.8%
Interest expense, net	23,518	23,038	6.4%	6.5%

Total costs and expenses	347,817	324,159	94.6%	91.3%

Income before income taxes	19,859	30,781	5.4%	8.7%

Income tax expense	8,513	12,873	2.3%	3.7%

Net income	$11,346	$17,908	3.1%	5.0%

Earnings per share:
Basic	$0.45	$0.72
Diluted	$0.43	$0.68

Weighted average number
of shares outstanding:
Basic	25,061,135	25,045,211
Diluted	26,452,991	26,352,207

Table 1 (Continued)

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Six months ended		As % of
	June 30,		Total revenues
	2005	2004	2005	2004

Revenues:
Vehicle rentals	$648,515	$582,385	91.3%	89.1%
Vehicle leasing	29,837	38,477	4.2%	5.9%
Fees and services	24,730	27,083	3.5%	4.1%
Other	7,394	5,703	1.0%	0.9%

Total revenues	710,476	653,648	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	400,611	336,648	56.4%	51.5%
Vehicle depreciation and lease charges, net	107,823	133,984	15.2%	20.5%
Selling, general and administrative	114,984	103,800	16.2%	15.9%
Interest expense, net	43,012	42,247	6.0%	6.4%

Total costs and expenses	666,430	616,679	93.8%	94.3%

Income before income taxes	44,046	36,969	6.2%	5.7%

Income tax expense	19,725	16,304	2.8%	2.5%

Income before cumulative effect of a change in accounting principle	24,321	20,665	3.4%	3.2%

Cumulative effect of a change in accounting principle	-	3,730	0.0%	0.5%

Net income	$24,321	$24,395	3.4%	3.7%

Basic earnings per share:
Income before cumulative effect of a change in accounting principle	$0.97	$0.83
Cumulative effect of a change in accounting principle	-	0.15

Net income	$0.97	$0.98

Diluted earnings per share:
Income before cumulative effect of a change in accounting principle	$0.92	$0.79
Cumulative effect of a change in accounting principle	-	0.14

Net income	$0.92	$0.93

Weighted average number
of shares outstanding:
Basic	25,055,929	24,999,251
Diluted	26,379,235	26,300,989

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended		Six months ended
	June 30, 2005		June 30, 2005

OPERATING DATA:
Vehicle Rental Data: (includes new stores)

Average number of vehicles operated	114,913		108,504
% change from prior year	10.7%		15.0%
Number of rental days	8,778,176		16,514,641
% change from prior year	8.8%		11.9%
Vehicle utilization	83.9%		84.1%
Percentage points change from prior year	(1.5) p.p.		(1.9) p.p.
Average revenue per day	$38.23		$39.27
% change from prior year	(2.7%	)	(0.5%	)
Monthly average revenue per vehicle	$973		$996
% change from prior year	(4.4%	)	(3.2%	)

Same Store Vehicle Rental Data: (excludes new stores)

Average number of vehicles operated	106,578		98,629
% change from prior year	2.7%		4.6%
Number of rental days	8,109,429		14,928,440
% change from prior year	0.5%		1.2%

Vehicle Leasing Data:

Average number of vehicles leased	12,288		11,925
% change from prior year	(31.7%	)	(29.6%	)
Monthly average revenue per vehicle	$415		$417
% change from prior year	8.1%		10.0%

FINANCIAL DATA: (in millions) (unaudited)
Non-vehicle depreciation and amortization	$ 7		$ 13
Non-vehicle capital expenditures (excludes acquisitions)	9		15
Franchise acquisitions	1		3
Cash paid for income taxes	1		-

Selected Balance Sheet Data
(In millions)

	June 30,		December 31,
	2005	2004	2004

	(Unaudited)

Cash and cash equivalents	$185	$141	$204
Restricted cash and investments	102	70	455
Revenue-earning vehicles, net	3,052	2,835	2,268

Total debt (all vehicle debt)	2,857	2,630	2,500
Stockholders' equity	637	572	603